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                                                                    EXHIBIT 99.1

                     FIRST FEDERAL FINANCIAL BANCORP, INC.
                               415 CENTER STREET
                              IRONTON, OHIO 45638

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
RELEASE DATE:  APRIL 30, 2003

CONTACT:       I. VINCENT RICE
               President
               (740) 532-6845

               FIRST FEDERAL FINANCIAL BANCORP, INC. ANNOUNCES
               SECOND QUARTER EARNINGS
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    IRONTON, OHIO--(OTCBB:FFFB).  First Federal Financial Bancorp, Inc. (the
"Company"), announced today that it earned $67,287, or $.15 per share, and $159,133, or $.36 per share basic and $.35 per share diluted, for the three and six months ended March 31, 2003, respectively, as compared to $140,744, or $.33 per share, and $224,997, or $.53 per share, for the three and six months ended March 31, 2002, respectively.

    The Company paid a regular quarterly dividend of $.07 per share for the 2003 and 2002 quarters.

    The following discussion of the Company's operating results for the three and six month periods ending March 31, 2003 reflect the effects of the acquisition of Lincoln Savings and Loan Association (Lincoln) as of October 4, 2003, while the 2002 operating results are prior to the Lincoln acquisition.

COMPARISON OF SECOND QUARTER OPERATING RESULTS

    Net interest income increased $61,439, or 10.9%, from $564,347 for the 2002 quarter to $625,786 for the 2003 quarter. Interest income decreased $57,727, or 5.0%, but was more than offset by a $119,166, or 20.1%, decrease in interest expense. The decrease in interest income resulted primarily from a decline in variable rates of interest earned on loans and mortgage-backed securities and from a decrease in the volume of mortgage-backed securities, partially offset by an increase in the average volume of loans outstanding. The decrease in interest expense was primarily due to a decline in the average volume of outstanding advances from the FHLB, and to a lesser extent, from decreased rates paid on interest-bearing deposits due to continuing declines in market rates of interest.

    The Company's provision for loan losses increased to $45,000 for the 2003 quarter as compared to $15,000 for the 2002 quarter, reflecting management's estimate of the amount required to bring the allowance for loan losses to an adequate level based upon a detailed evaluation of the loan portfolio.

    Non-interest income increased $18,313, or 53.1%, from $34,502 for the 2002 quarter to $52,815 for the 2003 quarter. The increase resulted primarily from increases in other service charges and fee income of $7,765 and gains on sales of other real estate owned of $8,403.

    Non-interest expense increased $158,930, or 42.5%, from $373,642 for the
2002 quarter to $532,572 for the 2003 quarter. The increase resulted primarily from increases in compensation and benefits expenses of $97,184, data processing expenses of $19,032, occupancy and equipment expenses of $13,363, and other expenses of $21,034. Compensation and benefits increased primarily due to the additional employees from the Lincoln acquisition, and from increased benefits expenses associated with the Company's ESOP and the 2002 Director's Stock Plan. Data processing costs increased due to the increased number of accounts serviced, while occupancy and equipment expenses increased due to the addition of a branch facility, both being the result of the Lincoln acquisition. The increase in other expenses is also attributable to the acquisition of Lincoln.
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    The provision for income taxes decreased $35,721, or 51.4%, from $69,463 for the 2002 quarter to $33,742 for the 2003 quarter due to the reduction in pretax income. The Company's effective tax rates were 33.4% and 33.0% for the 2003 and 2002 quarters, respectively.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 2003 AND 2002

    For the six months ended March 31, 2003 as compared to March 31, 2002, net interest income increased $170,133, or 15.7%, from $1,084,683 to $1,254,816.
Interest income decreased $135,141, or 5.7%, but was more than offset by a $305,274, or 23.6%, decrease in interest expense. The decrease in interest income resulted primarily from a decline in variable rates of interest earned on loans and mortgage-backed securities and from a decrease in the volume of mortgage-backed securities, partially offset by an increase in the average volume of loans outstanding. The decrease in interest expense was primarily due to a decline in the average volume of outstanding advances from the FHLB, and to a lesser extent, from decreased rates paid on interest-bearing deposits due to continuing declines in market rates of interest.

    The Company's provision for loan losses increased to $60,000 for the 2003 six month period from $15,000 for the 2002 six month period reflecting management's estimate of the amount required to bring the allowance for loan losses to an adequate level based upon a detailed evaluation of the loan portfolio.

    Non-interest income increased $49,259, or 80.7%, from $61,005 for the 2002 six month period to $110,264 for the 2003 six month period. The increase resulted primarily from increases in service charges on deposits of $21,351, gains on sales of foreclosed real estate of $14,721, and other service charges and fee income of $14,717. The increase in service charges and fee income was primarily attributable to the additional customers obtained from the Lincoln acquisition.

    Non-interest expenses increased $283,318, or 36.3%, from $780,116 for the 2002 six month period to $1,063,434 for the 2003 six month period. The increase resulted primarily from increases in compensation and benefits expenses of $178,575, data processing expenses of $43,352, occupancy and equipment expenses of $22,159, and other expenses of $23,659. Compensation and benefits increased primarily due to the additional employees from the Lincoln acquisition, and from increased benefits expenses associated with the Company's ESOP and the 2002 Director's Stock Plan. Data processing costs increased due to the increased number of accounts serviced, while occupancy and equipment expenses increased due to the addition of a branch facility, both being the result of the Lincoln acquisition. The increase in other expenses is also attributable to the acquisition of Lincoln.

    The provision for income taxes decreased $27,062, or 24.7%, from $109,575 for the 2002 six month period to $82,513 for the 2003 six month period due to the reduction in pretax income. The Company's effective tax rates were 34.1% and 32.8% for the 2003 and 2002 quarters, respectively.

    At March 31, 2003, the Company had $72.9 million in total assets, $63.6 million in total liabilities, and $9.3 million of total stockholders' equity. The Bank is the Company's only subsidiary, which conducts business from its main office located in Ironton, Ohio, and two full service branches located in Ironton and Proctorville, Ohio.

    The Company announced on December 30, 2002 that it had entered into a definitive agreement to merge with Classic Bancshares, Inc. ("Classic"). Under the terms of the merger agreement, which is subject to approval by regulatory authorities and by the Company's shareholders, the Company's shareholders will receive shares of Classic common stock, cash or a combination thereof, subject to election, pro-ration and allocation procedures.

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              FIRST FEDERAL FINANCIAL BANCORP, INC. AND SUBSIDIARY
                            CONDENSED BALANCE SHEETS

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
                                                               MARCH 31,    SEPTEMBER 30,
                                                                 2003           2002
                                                              -----------   -------------
                                                              (UNAUDITED)
Total Assets................................................  $72,877,878    $68,966,931
Cash and Cash Equivalents...................................    7,167,223      2,669,467
Investment Securities Held to Maturity......................    4,933,908      4,878,630
Investment Securities Available for Sale....................      672,095        754,656
Loans Receivable, net.......................................   51,106,132     49,706,792
Mortgage-Backed Securities Held to Maturity.................    2,879,089      3,378,557
Mortgage-Backed Securities Available for Sale...............    3,176,254      5,440,200
Deposits....................................................   56,711,849     49,750,208
Advances from Federal Home Loan Bank........................    6,381,919      9,611,711
Total Liabilities...........................................   63,554,266     59,843,596
Total Stockholders' Equity..................................    9,323,612      9,123,335
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                         CONDENSED STATEMENTS OF INCOME

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
                                                      THREE MONTHS                 SIX MONTHS
                                                     ENDED MARCH 31,             ENDED MARCH 31,
                                                -------------------------   -------------------------
                                                   2003          2002          2003          2002
                                                (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                -----------   -----------   -----------   -----------
Interest Income...............................  $1,098,912    $1,156,639    $2,242,427    $2,377,568
Interest Expense..............................     473,126       592,292       987,611     1,292,885
                                                ----------    ----------    ----------    ----------
Net Interest Income...........................     625,786       564,347     1,254,816     1,084,683
Provision for Loan Losses.....................      45,000        15,000        60,000        31,000
                                                ----------    ----------    ----------    ----------
Net Interest Income After Provision for Loan
  Losses......................................     580,786       549,347     1,194,816     1,053,683
Non-Interest Income...........................      52,815        34,502       110,264        61,005
Non-Interest Expense..........................     532,572       373,642     1,063,434       780,116
                                                ----------    ----------    ----------    ----------
Income Before Provision for Income Taxes......     101,029       210,207       241,646       334,572
Provision for Income Taxes....................      33,742        69,463        82,513       109,575
                                                ----------    ----------    ----------    ----------
Net Income....................................  $   67,287    $  140,744    $  159,133    $  224,997
                                                ==========    ==========    ==========    ==========
Earnings Per Share:
  Basic.......................................  $      .15    $      .33    $      .36    $      .53
                                                ==========    ==========    ==========    ==========
  Diluted.....................................  $      .15    $      .33    $      .35    $      .53
                                                ==========    ==========    ==========    ==========
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